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                                                                   EXHIBIT 21.1




        List of Subsidiaries of Complete Business Solutions, Inc.



        Name of Subsidiary                      Jurisdiction of Incorporation

   CBS Complete Business Solutions                     Mauritius
     (Mauritius) Limited


    Complete Business Solutions                         India
     (India) Private Limited